Exhibit 99.1

Dendreon Reports Third Quarter 2011 Financial Results

– Gross Product Revenue of Approximately $66MM in Q3 –

SEATTLE, November 2, 2011 – Dendreon Corporation (Nasdaq: DNDN) today reported results for the third quarter ended September 30, 2011. Net revenue for the quarter ended September 30, 2011 was $64.3 million compared to $20.2 million for the quarter ended September 30, 2010. This included a $4.3 million reserve for rebates and chargebacks associated with either Medicaid patients or mandated federal programs under the public health services act. Gross product revenue for the quarter ended September 30, 2011, excluding the impact of rebates and chargebacks, was $65.8 million compared to $20.2 million for the quarter ended September 30, 2010. Net revenue for the nine months ended September 30, 2011 was $139.5 million compared to $23.1 million for the nine months ended September 30, 2010. Gross product revenue for the nine months ended September 30, 2011, excluding the impact of $9.0 million associated with rebates and chargebacks, was $145.6 million. This $9.0 million includes $2.4 million which is attributable to sales made in the first and second quarters of 2011; aggregate chargebacks and rebates for the first three quarters of 2011 are $1.4 million in the first quarter, $3.3 million in the second quarter and $4.3 million in the third quarter.

Dendreon recorded a GAAP net loss for the quarter ended September 30, 2011 of approximately $147.1 million, or $1.00 per share compared to a net loss of $79.3 million, or $0.56 per share for the quarter ended September 30, 2010. GAAP net loss for the nine months ended September 30, 2011 was $375.9 million, or $2.58 per share compared to $347.6 million, or $2.54 per share for the nine months ended September 30, 2010.

The non GAAP net loss for the quarter ended September 30, 2011 was $81.3 million, or $0.56 per share, compared to $66.1 million, or $0.47 per share for the quarter ended September 30, 2010. This excludes non-cash expenses associated with depreciation and amortization, non-cash imputed interest expense, non-cash deferred stock compensation and restructuring and contract termination charges. The non GAAP net loss for the nine months ended September 30, 2011 was $252.7 million, or $1.73 per share, compared to $312.8 million, or $2.29 per share for the nine months ended September 30, 2010, which includes a charge associated with the revaluation of warrants of $142.6 million, or $1.04 per share. The warrants were exercised during the second quarter of 2010 and as such, the Company will not be recording any further non-cash charges associated with the revaluation of its warrant liability.

Dendreon’s total operating expenses for the quarter ended September 30, 2011 were $143.8 million compared to $87.7 million for the three months ended September 30, 2010. Dendreon’s total operating expenses for the nine months ended September 30, 2011 were $380.4 million compared to $213.7 million for the same period in 2010.

As of September 30, 2011, Dendreon had $568 million in cash, cash equivalents, and short-term and long-term investments compared to $277 million as of December 31, 2010.

“We have made important progress this quarter with the launch of PROVENGE that is foundational for the long-term success of Dendreon,” said Mitchell H. Gold, MD, president and chief executive officer. “We are committed to ensuring that all eligible patients have access to PROVENGE and to developing our therapeutic platform to help patients with cancer live longer and better lives.”

Recent Highlights:

•	Announced approximately $66 million in gross PROVENGE sales in the third quarter.

•	At the end of the third quarter, more than 680 total sites have completed the in servicing process, of which:

•	More than 425 sites have infused PROVENGE; and

•	Approximately 470 sites have either infused the product or have their patients scheduled for their first PROVENGE regimen.

•	Awareness of the National Coverage Decision (NCD), issued by the Centers of Medicare and Medicaid Services, and Q-code grew from 25% in July to approximately 70% in September.

•

Reported average time to payment is approximately 30 days for physicians, reflecting an improved reimbursement landscape due to a national coverage decision and activation of a Q-code that accelerates electronic adjudication of claims.

•	Received FDA approval of its Atlanta manufacturing facility in August.

•

Began enrollment in NeuACT (NEU Active Cellular immunoTherapy), a Phase 2 trial for DN24-02, Dendreon’s investigational active cellular immunotherapy being evaluated for the treatment of HER2 positive cancer.

•

The multicenter trial is expected to enroll approximately 180 patients to evaluate the safety and efficacy of DN24-02 as adjuvant therapy in patients with high risk HER2 positive invasive urothelial carcinoma, including bladder cancer, following surgical resection.

Conference Call Information

Dendreon will host a conference call on November 2, 2011 at 4:30 p.m. ET. To access the live call, dial 1-877-548-9590 (domestic) or +1-720-545-0037 (international); the conference ID number is 15978924. The call will also be audio webcast and will be available from the Company’s website at http://www.dendreon.com under the “Investor/Webcasts and Presentations” section. A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 800-585-8367 or +1-404-537-3406 for international callers; the conference ID number is 15978924. The replay will be available from 7:30 p.m. ET on November 2 until 11:59 p.m. ET on November 9. In addition, the webcast will be archived for on-demand listening for 30 days at http://www.dendreon.com.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development, commercialization and manufacturing of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy (ACI) product candidates designed to stimulate an immune response in a variety of tumor types. Dendreon’s first product, PROVENGE® (sipuleucel-T), was approved by the U.S. Food and Drug Administration (FDA) in April 2010. Dendreon is exploring the application of additional ACI product candidates and small molecules for the potential treatment of a variety of cancers. The Company is headquartered in Seattle, Washington and is traded on the NASDAQ Global Market under the symbol DNDN. For more information about the Company and its programs, visit http://www.dendreon.com/.

This news release contains forward-looking statements that are subject to risks and uncertainties. Factors that could affect these forward-looking statements include, but are not limited to, developments affecting Dendreon’s business and prospects, including progress on the commercialization efforts for PROVENGE. Information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. Dendreon cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to Dendreon on the date hereof, and Dendreon undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Exhibit 99.1

DENDREON CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Revenue	$64,287	$20,219	$139,468	$23,050
Cost of revenue	54,978	12,433	102,070	15,125

Gross profit	9,309	7,786	37,398	7,925

Operating expenses:
Research and development	20,417	13,541	56,591	63,698
Selling, general and administrative	84,920	74,135	285,280	150,050
Restructuring and contract termination	38,482	—	38,482	—

Total operating expenses	143,819	87,676	380,353	213,748

Loss from operations	(134,510)	(79,890)	(342,955)	(205,823)
Interest income	285	369	1,078	947
Interest expense	(12,910)	(191)	(34,024)	(615)
Loss from valuation of warrant liability	—	—	—	(142,567)
Other income (expense)	24	—	(2)	—

Net loss before income tax benefit	(147,111)	(79,712)	(375,903)	(348,058)
Income tax benefit	—	411	—	411

Net loss	($147,111)	($79,301)	($375,903)	($347,647)

Basic and diluted net loss per share	($1.00)	($0.56)	($2.58)	($2.54)

Shares used in computation of basic and diluted net loss per share	146,426	141,996	145,953	136,735

	September 30,	December 31,
	2011	2010
Balance Sheet Data:
Cash and cash equivalents	$373,654	$132,995
Short-term investments	149,320	121,796
Long-term investments	44,842	22,505
Trade accounts receivable	35,379	12,679
Prepaid antigen costs	12,710	17,656
Inventory	65,406	30,928
Total assets	948,573	603,953
Convertible senior notes due 2016	502,638	—
Convertible senior subordinated notes due 2014	27,685	27,685
Total stockholders’ equity	302,141	492,774

DENDREON CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP NET LOSS

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
GAAP net loss	($147,111)	($79,301)	($375,903)	($347,647)
Non-GAAP adjustments:
Depreciation and amortization expense	9,944	3,790	26,098	8,961
Stock-based compensation expense	16,706	9,412	48,136	25,881
Imputed interest related to the convertible senior notes due 2016	5,664	—	15,515	—
Restructuring and contract termination charges, excluding $5 million of stock-based compensation	33,460	—	33,460	—

Non-GAAP net loss	($81,337)	($66,099)	($252,694)	($312,805)

Non-GAAP net loss per share- basic and diluted	($0.56)	($0.47)	($1.73)	($2.29)

Shares used in computation of basic and diluted net loss per share	146,426	141,996	145,953	136,735

DENDREON CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP REVENUE

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
GAAP revenue	$64,287	$20,219	$139,468	$23,050
Less - GAAP royalty and collaborative revenue	(2,878)	(38)	(2,919)	(79)

Non-GAAP net product revenue	$61,409	$20,181	$136,549	$22,971
Non-GAAP adjustments:
Chargebacks and rebates	4,342	—	9,027	—

Non-GAAP gross product revenue	$65,751	$20,181	$145,576	$22,971

The above table provides certain non-GAAP financial measures that include adjustments to GAAP figures. Dendreon believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Dendreon’s financial performance and its prospects for the future. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of operational results and trends. We believe excluding these non-cash items provides important insight into our operational results, important for a company at our stage in development. In addition, these non-GAAP financial measures are among the indicators Dendreon management uses for planning and forecasting purposes and measuring the Company’s performance. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP figures.